FOR IMMEDIATE RELEASE

UniFirst Corporation Announces Leadership Changes: Kelly Rooney Named Chief Operating Officer and Michael Croatti to Transition from Executive Role

Wilmington, MA – September 19, 2024 – UniFirst Corporation (NYSE: UNF), a North American leader in the supply and servicing of uniform and workwear programs, facility service products, and first aid and safety supplies, is pleased to announce the appointment of Kelly Rooney as Chief Operating Officer (COO), effective September 30, 2024.

Rooney has extensive knowledge and experience in large-scale B2B route-based operations. Over her twenty-five plus year career, she has held operational and leadership roles of increasing responsibility. Her most recent position was as the Chief Human Resources Officer at Waste Management, a $20 billion public company. Rooney is returning to her roots and will oversee UniFirst’s day-to-day operations, focusing on driving growth, enhancing customer service excellence, and executing operational efficiencies. Her innovative leadership style, systematic approach, and strong customer focus have consistently yielded outstanding results throughout her career.

"We are thrilled to welcome Kelly to the team," said Steve Sintros, CEO of UniFirst. "Her partnership and ability to effect positive change will be critical as we continue to evolve. Alongside her deep operational experience, her talent and passion for empowering workforces to succeed fit like a glove with our culture and our promise to always deliver for our customers and our employees.”

In addition, the company has announced that Michael Croatti, Executive Vice President, will transition from his current role in November of 2024. UniFirst acknowledges the significant contributions of Croatti, who has played an integral role in the company’s success over his 35-year career. Croatti, the son of former UniFirst CEO Ron Croatti, has been a leader in maintaining relationships with customers and within the industry. Though stepping down as a full-time executive with the company to spend more time with his family, Croatti expects to remain involved in a consulting capacity for a period of time, collaborating with Sintros on key customer and industry partnerships.

"This decision comes after much reflection," said Croatti. "For the past 35 years, UniFirst has been more than just a workplace – it has been a family. I am incredibly proud of what we have accomplished together."

Sintros expressed gratitude for Croatti’s continued involvement, saying, “Michael has been an invaluable part of our team and has contributed immensely to our company’s success. We are grateful for his continued involvement as a consultant and wish him all the best in his next chapter.”

These leadership transitions underscore UniFirst’s commitment to driving continued success while maintaining the strong values and relationships that have defined the company for decades.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its three company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the company outfits more than 2 million workers every day. For additional information, contact UniFirst at 888.296.2740 or visit UniFirst.com. Follow UniFirst on Social Media: LinkedIn, Facebook, X, YouTube, Instagram.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company's current views with respect to future events, including certain employment and consulting matters. Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “will,” “expects,” “remain,” “continued,” “driving,” “maintaining,” “effective,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. Such factors include, but are not limited to, our ability to execute on our strategies, including leadership transition matters, and the other factors described under Part I, Item 1A. “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 26, 2023, Part II, Item 1A. “Risk Factors” and elsewhere in our subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.